Exhibit 99.1

NASDAQ:GFED

      www.gbankmo.com

For Immediate Release

For Immediate Release

NASDAQ:GFED

www.gbankmo.com

Contact:       Carlye Wannenmacher, Director of Marketing

Guaranty Bank

1341 W. Battlefield

Springfield, MO 65807

417-885-0515

GREG HORTON APPOINTED TO GUARANTY FEDERAL BANCSHARES, INC. BOARD OF DIRECTORS

SPRINGFIELD, MO (February 29, 2016) – Guaranty Bank and its holding company, Guaranty Federal Bancshares, Inc. (NASDAQ: GFED), is pleased to announce that Greg A. Horton has been appointed to its Board of Directors.

Horton is the chief executive officer, co-founder and co-owner of Integrity Home Care and Integrity Pharmacy, a home care enterprise that employs 2,400 people and serves more than 5,000 clients in Missouri and Kansas. A certified public accountant, Horton brings a wealth of entrepreneurial experience to Guaranty Bank’s governing board.

“Mr. Horton will be a valuable addition to the board due to his significant experience in leading a large service-based organization and his tenure in public accounting and management consulting,” Guaranty Bank President and CEO Shaun Burke said. “He has an in-depth understanding of Guaranty Bank’s market area and significant business and civic ties to the community.”

Prior to launching Integrity Home Care in 2000, Horton was a partner with accounting firm Whitlock, Selim & Keehn, LLP. He has more than 20 years of experience in public accounting with an emphasis in management consulting, information systems and auditing services.

Horton holds a Bachelor of Science in Business Administration with an Accounting Specialization from Central Missouri State University. He is a member of the American Institute of Certified Public Accountants and has been active in board or volunteer service with the Fellowship of Christian Athletes, Boys & Girls Town of Missouri, Rotary Club of Springfield Southeast and the Springfield Area Chamber of Commerce.

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About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Mo., and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund and MoneyPass ATM networks which provide its customers with surcharge-free access to more than 80 area ATMs and more than 24,000 ATMs nationwide. For more information visit the Guaranty Bank website at www.gbankmo.com.